Equity Transfer Agreement of Tonghua Tongdetang Pharmaceutical Company

Transferor: Zeng Qingdong (hereinafter referred to as “Party A”)
Domicile: 10 Group, Maoshan Committee, Kuaidamao Town, Tonghua County, Jilin Province
ID No: 220521197212160092

Transferor: Jing Feng (hereinafter referred to as “Party B”)
Domicile: 10 Group, Maoshan Committee, Kuaidamao Town, Tonghua County, Jilin Province
ID No: 220521197511050029

Transferee: Binomial Biopharm Group Limited (hereinafter referred to as “Party C”)
Legal Address: Unit 04, 7/F, Bright Way Tower, No. 33 Mong Kok Road, Kowloon, Hong Kong
No. of Registration Certificate: 51135670-000-09-09-1
Legal Representative: Tsai, Meili
Post: Executive Director

Tonghua Tongdetang Pharmaceutical Company (hereinafter referred to as “the Company”) was incorporated on Feb. 2, 2002, which is contributed by Zeng Qingdong with the amount of 2 million Yuan and Jing Feng with the amount of 1million Yuan, accounting for 66.7% and 33.3% equity of the total investment respectively.

The Company has the registered capital of 3 million Yuan, and it is completely merged the equity by Binomial Biopharm Group Limited with the amount of 3 million Yuan.

Party A transfers 66.7% equity to Party C, and Party B also transfers 33.3% equity to Party C. The agreement is made by the three parties with regards to the equity transfer:

I.	Share & Price, Performance Term and Method of the Equity Transfer

1. Party A occupies 66.7% equity of the Company. According to the former Articles of Association, Party A shall invest 2 million Yuan; and the actual investment is 2 million Yuan. Now, Party A transfers his 66.7% equity to Party C in 2 million Yuan.
Party B occupies 33.3% equity of the Company. According to the former Articles of Association, Party B shall invest 1 million Yuan; and the actual investment is 1 million Yuan. Now, Party B transfers his 33.3% equity to Party C in 1 million Yuan.

2. Party C shall pay 30% transfer amount to the account designated by Party A and Party B within 30 days after the Agreement taking effect and receiving of new Business License; pay 30% transfer amount to the account designated by Party A and Party B within 60 days; and pay 40% transfer amount to the account designated by Party A and Party B within 90 days. Within one month after the Agreement coming into effect, Party A and Party B shall deliver all official seals and relevant authorized signatures to the designated personnel of Party C.

II.	Rights & Obligations of the Parties Concerned

Party A and Party B shall hereby guarantee that they have all requisite power, authority and legal capacity to dispose the equity proposed to be transferred to Party C, and the equity interests are free from any lien or hypothec, and without any third party recourse. Otherwise, Party A and Party B shall bear all economic and legal liabilities herein aroused.

III.	Responsibilities of the Company’s Profit and Loss (Including Claims and Debts)

1.
Party C shall assume the new profit risk and loss of the Company since the date of the Company finishing the administrative approval and registration procedures like internal-to-external transfer and the registration change for industry and commerce.

2.
The three parties agree to take the delivery date of official seals and all relevant authorized signatures as the base day. Party A and Party B shall assume the assets or debts of the Company that are not disclosed before the base day.

IV.	Breach of Agreement

1.
Once the agreement takes effect, the three parties shall execute actively, if one party doesn’t completely execute in accordance with the regulations of the agreement, it shall assume the responsibilities according to the laws and regulations of this agreement.

2.
If Party C cannot pay the equity price within the time limit, it shall pay the liquidated damages to Party A and Party B according to 5/10000 of the transferred amount of overdue part for each overdue day. If Party A and Party B have loss owing to the default of Party C, and the amount liquidated damages paid by Party C is lower than the actual loss, Part C shall make compensation separately.

3.
If Party C cannot handle procedures of change registration, or it cannot conclude the agreement caused by Party A and Party B, Party A and Party B shall pay the liquidated damages to Party C with the proportion of 5/10000 of the transferred amount. If Party C has loss caused by Party A and Party B, and the amount of liquidated damages is lower than the actual loss, Party A and Party B must make compensations.

V.	Disputes Solution

The disputes aroused from this agreement shall be solved by the three parties through negotiation; if the negotiation is failed, it can submit for arbitration to Shenzhen Branch of China International Economic and Trade Arbitration Commission.

VI.	Change or Termination

The agreement shall be changed or terminated if one of the following situations occurs, and the change or termination will take effect after the signing of relevant personnel and approval of original examination organ:

1.	The contract cannot be executed owing to force majeure factors;

2.	It is approved through negotiation of the relevant parties owing to change of the situations.

VII.	Assuming of Relevant Fees

The fees related to the transfer during the transfer process (such as the fees of certification, auditing and change registration of industry and commerce) shall be assumed by Party C.

VIII.	Conditions for Taking Effect

This agreement will take effect after the signing of the three parties and approval of the examination organ; the three parties shall handle the procedures for registration change in the administration organ of industry and commerce within three days since the effective date of the agreement.

IX. This agreement has six copies, with the three parties holding one, Tonghua Tongdetang Pharmaceutical Company holding one, examination organ holding one and industry & commerce organ holding one.

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Transferor (seal): Tonghua Tongdetang Pharmaceutical Company
Party A (signature): Zeng Qingdong

Party B (signature): Jing Feng

Transferee (signature): for and on behalf of Binomial Biopharm Group Limited
Party C (signature) :	Tsai, Meili
Authorized Signature

Date: May.8, 2010